Exhibit 3.1

THIRD AMENDMENT TO

CARECLOUD, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and shareholders of CareCloud, Inc. (the “Company”) have adopted the Amended and Restated Equity Incentive Plan dated April 14, 2017 (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of 4,851,000 shares of the Company’s Common Stock, 600,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and no shares of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares of Common Stock issuable under the Plan to 5,851,000 and add 200,000 shares of Series B Preferred Stock issuable under the Plan; and

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, the Board of Directors and shareholders of the Company have approved such increase of the number of shares of Common Stock and Series B Preferred Stock issuable under the Plan.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan.

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to 5,851,000 shares and add 200,000 shares of Series B Preferred Stock issuable thereunder, and the first sentence of such section is thereby to read as follows:

“The aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed 5,851,000 shares, the aggregate number of shares of Series A Preferred Stock that may be issued pursuant to Stock Awards shall not exceed 600,000, and the aggregate number of shares of Series B Preferred Stock that may be issued pursuant to Stock Awards shall not exceed 200,000.”

2. Section 13(ww) of the Plan shall be, and hereby is, amended to add Series B Preferred Stock to the definition of “Stock” in the Plan, and Section 13(ww) is thereby to read as follows:

““Stock” means Common Stock, Series A Preferred Stock and Series B Preferred Stock, as applicable.”

3. A new Section 13(ddd) shall be, and hereby is, added to the Plan to add a definition of Series B Preferred Stock, and such Section 13(ddd) is thereby to read as follows:

““Series B Preferred Stock” means 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock.”

4. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Third Amendment to Amended and Restated Equity Incentive Plan as of June 7, 2022.

By:	/s/ A. Hadi Chaudhry
A. Hadi Chaudhry
Chief Executive Officer